                                                                    EXHIBIT 10.2

NOTE: The Company is seeking confidential treatment with respect to certain information contained in this agreement. Therefore, such information (which is identified by an asterisk) has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                    BLUE CROSS AND BLUE SHIELD OF TENNESSEE
                    ---------------------------------------
                 AND RXCARE OF TENNESSEE CAPITATION AGREEMENT
                 --------------------------------------------


     This Agreement, made and entered into to be effective as of this 1st day of April, 1995, by and between RxCare of Tennessee, Inc. (hereinafter "RxCare"), and Blue Cross and Blue Shield of Tennessee (hereinafter "BCBST").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, BCBST participates as a contractor in the TennCare Program established and administered by the State of Tennessee (the "TennCare Program"), pursuant to a written agreement, including several amendments thereto, between BCBST and the State of Tennessee (collectively referred to as the "TennCare Agreement"); and

     WHEREAS, pursuant to and in accordance with the TennCare Program and the TennCare Agreement, BCBST intends to arrange for the provision of managed health care and other related services to its Enrollees through Provider Agreements with hospitals, physicians, and other health care providers and managed care organizations; and

     WHEREAS, RxCare provides, through a network of participating pharmacies, pharmaceutical services to persons covered by medical benefit plans, and services related thereto; and

     WHEREAS, BCBST and RxCare desire for RxCare to provide, through its network of participating pharmacies, pharmaceutical services to TennCare Enrollees covered by BCBST;

     WHEREAS, BCBST and RxCare desire to enter into a written agreement to set forth the terms and conditions of their agreement concerning the rights, obligations, duties and responsibilities of each party to this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

     1.   Definitions.  The following definitions shall be used in the
          -----------
interpretation and implementation of this Agreement:

          a. "CAPITATION PAYMENT" means the fee which is paid by the State of Tennessee to BCBST for each Enrollee covered under the BCBST plan.

          b. "COMMUNITY SERVICE AREA" means the geographic area(s) defined by the State of Tennessee in which qualifying health care plans will enroll and serve TennCare Enrollees.

          c. "COPAYMENT" means any and all deductibles, coinsurance amounts and special fees for which an Enrollee is responsible as provided under the TennCare Program.

          d. "COVERED SERVICE" means the products and services provided and paid for in accordance with this Agreement, consisting of the pharmaceutical products and services listed in and furnished to Enrollees in accordance with the Drug Formulary.

          e. "DHHS" means the United States Department of Health and Human Services.

          f. "DRUG FORMULARY" means a list of prescription and non-prescription medications, and instructions for the dispensing thereof, as proposed by RxCare through the Pharmacy and Therapeutics Committee and approved by BCBST. The Pharmacy and Therapeutics Committee is a committee established by RxCare made up of a representative from all managed care organizations in RxCare's network.

          g. "EMERGENCY MEDICAL SERVICES" means those Covered Services medically necessary and immediately required as a result of a sudden onset of a medical condition manifesting itself by acute symptoms of such severity that the absence of immediate medical attention could reasonably be expected to result in a life threatening dysfunction of, or loss of, any bodily organ or part or death of the individual.

          h. "ENROLLEE" or "MEMBER" means any person who is certified by the State of Tennessee as eligible to receive benefits under the TennCare Program and has applied for, qualified and been enrolled for coverage under the BCBST Plan.

          i. "FEE SCHEDULE" means a schedule of fees attached hereto as Exhibit A and made a part hereof.

          j. "MEDICALLY NECESSITY" or "MEDICAL NECESSITY" shall mean services or supplies (including drugs) provided to a Subscriber by Agency, physician or other providers that are required to identify or treat a patient's illness or injury and which as determined by BCBST are:

               A. Appropriate for the symptoms and diagnosis or care of the patient's condition, illness, disease, or injury; and

               B. Provided for the diagnosis, or the direct care and treatment of the patient's condition, illness, disease, or injury; and

               C. Appropriately provided in accordance with standards of good medical practice; and

               D. Not primarily for the convenience of the patient or the patient's provider; and

               E. The most appropriate supply or level of service that can safely be provided to the patient.

          k. "NON-COVERED SERVICE" means medical treatment or service which is not covered under the TennCare Program.

          l. "OFFICE OF INSPECTOR GENERAL" means United States Office of Inspector General of the DHHS.

          m. "TENNCARE PLAN OF BCBST" means, collectively, the procedures, contractual relationship and activities of BCBST with respect to Enrollees, BCBST and Providers.

          n. "PARTICIPATING PHARMACY" means a pharmacy which has contracted with RxCare to provide Covered Services to Enrollees in accordance with the terms of the Participating Provider Agreement between such pharmacy and RxCare and this Agreement.

          o. "POINT OF SALE" means the time and act of dispensing pharmaceuticals and the submission of on-line claims for processing thereafter.

          p. "PRIOR APPROVAL PROCESS" means the process of approving certain drugs identified in the Drug Formulary which must be approved prior to their use. The "appeals process" means that if the Personal Benefits Management Section of BCBST has denied the use of a drug pursuant to the Prior Approval Process or for Medical Necessity, a request may be made for an appeal if such request is made in writing by the Prescribing Provider to BCBST's Medical Director. Said Medical Director will make a determination. If the denial is upheld by the Medical Director, the Prescribing Provider will be notified in writing. If the denial is overturned by the Medical Director, said Medical Director will instruct the Personal Benefits Management Section to notify the appropriate Provider and authorize on-line claims processing for the use of said drug.

          q. "PROVIDER" means any contracting hospital, contracting health care facility, contracting physician, or contracting medical associate or any other person or entity contracting with BCBST regarding provision of services or supplies to Enrollees, including, but not limited to, RxCare and each Participating Pharmacy.

          r. "PROVIDER AGREEMENT" means the agreement between BCBST and a Provider for the provision of Covered Services to Enrollees.

          s. "QUALITY MONITORING PROGRAM" means a program of monitoring a Participating Pharmacy to determine whether or not said Participating Pharmacy adheres to the professional, legal and ethical standards of Pharmacy Care Practice.

          t. "TENNCARE PROGRAM" means the TennCare Program established and administered by the State of Tennessee.

     2.   Term.  The initial term of this Agreement shall be from April 1995
          ----
through June 30, 1996, unless earlier terminated in accordance with the provisions of this Agreement or the TennCare Program. Upon the expiration of the initial term, this Agreement may be renewed by the parties in accordance with the reappointment policy of BCBST, referred to in Section 13 below, for an additional one (1) year term unless this Agreement has been earlier terminated in accordance with Section 14 below.

     3.   Obligations of RxCare and the Participating Pharmacies.
          ------------------------------------------------------

          a. RxCare shall establish and maintain a network of Participating Pharmacies with such network having a sufficient number of pharmacies to properly service the Members and satisfy the obligations of RxCare under this Agreement in an efficient manner.

          b. A Participating pharmacy shall not refuse to offer medically necessary or preventative Covered Services to an Enrollee provided the Enrollee has been certified by BCBST as being eligible and enrolled. Each Participating Pharmacy shall cooperate with BCBST in providing to the State of Tennessee any and all information necessary for BCBST to receive from the State of Tennessee the full Capitation Payment with respect to each Enrollee.

          c. RxCare agrees to arrange and provide sufficient Participating Pharmacies to provide for the availability of medically necessary or preventative Covered Services to all Enrollees in the Community Service Areas covered by BCBST. RxCare shall cause each Participating Pharmacy to provide such Covered Services upon the written or verbal prescription of a licensed Provider properly authorized to prescribe pharmaceutical services or prescription medications.

          d. RxCare agrees to arrange and provide sufficient Participating Pharmacies to provide for the availability of covered Services to Enrollees, according to the terms and conditions of this Agreement, and require each Participating Pharmacy to provide Covered Services without discriminating on the basis of age, sex, race, color, religion, or national origin, or the medical nature of the illness involved. A Participating Pharmacy shall not refuse to render Covered Services to an Enrollee for non-medical reason, including, but not limited to, failure to pay applicable deductibles, copayments, or special fees.

          e. Each Participating Pharmacy shall provide Covered Services routinely offered by such Participating Pharmacy to its customers to Enrollees according to the terms and conditions of this Agreement. This Agreement applies only to Covered Services and is not intended to prohibit any Participating Pharmacy, in any way, from offering or rendering Non-Covered Services to Enrollees, provided that the Participating Pharmacy makes independent financial arrangements with the Enrollee concerning payment for such Non-Covered Services prior to providing such Non-Covered Services.

          f. RxCare and each Participating Pharmacy shall comply with the Utilization Management policy of BCBST, a copy of which has been furnished to RxCare and RxCare shall provide same to each Participating Pharmacy. RxCare and each Participating Pharmacy shall also cooperate with BCBST risk-sharing procedures, quality assurance, pre-admission, record-keeping, peer review, drug formulary and any other policies and procedures adopted by BCBST, copies of which will be furnished to RxCare and each Participating Pharmacy upon request. Further, RxCare and each Participating Pharmacy shall cooperate with any quality assurance, utilization review, peer review, drug utilization review and grievance procedures established by the State of Tennessee as part of the TennCare Program, copies of which will be furnished to RxCare and each Participating Pharmacy upon request, subject to the availability of such procedures from the State of Tennessee.

          g. RxCare and each Participating Pharmacy shall maintain for the term of this Agreement and any renewal periods hereof professional liability insurance coverage in an amount at least equal to One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) maximum annual liability and such other insurance as is necessary to insure RxCare and such Participating Pharmacy and its agents, servants and employees, acting within the scope of their employment, against any claim or claims for damage arising as a result of personal injury or death occasioned directly or indirectly in connection with the performance or nonperformance of any Covered Service provided or any other activities performed pursuant to the Agreement by RxCare and such Participating Pharmacy, its agents, servant or employees. RxCare and each Participating Pharmacy shall provide to BCBST written evidence of such professional liability coverage, at any time requested by BCBST.

          h. RxCare and each Participating Pharmacy shall abide by all state, federal and local laws, regulations, policies, procedures and guidelines applicable to the TennCare Program.

          i. Under the Quality Monitoring Program, BCBST shall have the right to monitor, whether announced or unannounced, the quality of services and products delivered to Enrollees and initiate corrective action where necessary to improve the quality of services and products in accordance with that level of care which is recognized as acceptable professional practice in the Community Service Area served by RxCare and/or the standards established by the State of Tennessee. BCBST has adopted a Quality Monitoring Program, a copy of which has been furnished to RxCare. RxCare shall comply and shall cause each Participating Pharmacy to comply with the provisions of the Quality Monitoring Program, including, but not limited to, compliance with any corrective action plan initiated by BCBST, and submission of all reports and clinical information requested or required by BCBST. Further, RxCare must adhere and cause each Participating Pharmacy to adhere to the Quality of Care Monitors included in Attachment IV to the TennCare Agreement and set forth on Exhibit B attached to this Agreement. In addition to the foregoing, if not covered by the Quality Monitoring Program, BCBST shall have the right to monitor, whether announced or unannounced, the credentialing and credentialing process of RxCare and initiate corrective action when BCBST deems such to be appropriate. RxCare agrees to comply and shall cause each Participating Pharmacy to comply with the credentialing and credentialing process, including, but not limited to, compliance with any corrective action plans initiated by BCBST, and submission of reports and clinical information requested or required by BCBST.

          j. RxCare shall maintain and shall cause each Participating Pharmacy to maintain current records in accordance with accepted professional standards of all relevant information regarding Covered Services provided to each Enrollee served by RxCare or a Participating Pharmacy. Such records shall include, but not be limited to, the services performed or medications supplied, charges for such services or medications, dates of services, prescriptions orders, and all other information necessary for the evaluation of the quality, quantity, appropriateness, and timeliness of services performed and medications supplied by RxCare or the Participating Pharmacy. Such records must be legible and maintained in detail consistent with professional practice which permits effective internal and external peer review and/or medical audit and facilitates an adequate system of follow-up treatment. RxCare and each Participating Pharmacy shall designate a specific person, qualified by training and experience, to be responsible for the record system of RxCare or such Participating Pharmacy. Such records shall be maintained during the term of the Agreement and at least five years following the date of termination of this Agreement, and for a longer period of time if required by BCBST until review and audit is complete if the records are under review or audit or notice has been received regarding review or audit. Such records shall be made available to BCBST and the authorized representatives of the State of Tennessee, upon request, in accordance with federal and state law and professional ethics governing the ownership, maintenance and confidentiality of such records for the fiscal audit, medical audit, medical review, utilization review, and other periodic monitoring upon request of the authorized representative of BCBST or the State of Tennessee. Enrollees and their representatives shall be given access to the Enrollee's records, to the extent and in the manner provided by Tennessee Code Annotated Section 63-2-101 and 63-2-102 and, subject to reasonable charges, be given copies thereof upon request. An authorized representative of the State of Tennessee, the DHHS, and the Office of Inspector General shall have the right to evaluate through inspection, whether announced or unannounced, or other means any records pertinent to this Agreement including quality, appropriateness and timeliness of services performed or medication supplied with the cooperation and, upon request, the assistance of RxCare and the Participating Pharmacy.

          k. RxCare shall assure and shall cause each Participating Pharmacy to assure that all material and information relating to Enrollees which is provided to or obtained by or through RxCare for such Participating Pharmacy's performance under this Agreement, whether verbal, written, tape, or otherwise shall be treated as confidential information to the extent confidential treatment is provided under state and federal laws. Neither RxCare nor the Participating Pharmacy shall use any information so obtained in any manner except as necessary for the proper discharge of its obligations and securance of its rights under this Agreement. All information as to personal facts and circumstances concerning Enrollees obtained by RxCare or a Participating Pharmacy shall be treated as privileged communications, shall be held confidential, and shall not be divulged without the written consent of the State of Tennessee or the Enrollee, provided that nothing stated herein shall prohibit the disclosure of information in summary, statistical, or other form which does not identify particular individuals. The use or disclosure of information concerning Enrollees shall be limited to purposes directly connected with the administration of this Agreement.

          l. In addition to the services described above, RxCare shall provide, directly or through third parties, the following additional services:

                    (i) on-line computer to computer communications for processing claims at the Participating Pharmacy, including transmission and receipt of transactions, verification of Enrollee eligibility and service coverage, determination of allowable charges, transmission of drug utilization messages and acceptance or rejection of transactions and management of a Medical Necessity and Prior Approval Process and program;

                   (ii) design and management of Covered Services, including the recommendation and implementation of the list of drugs and supplies to be included from time to time in the Drug Formulary or other list of Covered Services;

                  (iii) design and administration of drug rebate and similar supplier incentive programs, including the negotiation, entry into, performance and receipt of payments under agreements with suppliers of products and services to Participating Pharmacies, providing for the payment to RxCare of rebates on the purchase of products and services furnished to Enrollees by Participating Pharmacies.

                   (iv) services related to the receipt, processing, payment, and reporting of claims submitted on behalf of Enrollees confined to long term care facilities.

                    (v) encounter data reporting to the State of Tennessee as required by the TennCare Program, and shall indemnify BCBST for any late fees, penalties, or other charges imposed by the State due to failure of the reports to comply with the reporting standards established by the State, which may include report content, report format, and/or resort time frames.

                   (vi) appropriate utilization and management reports on a routine basis to BCBST.

                  (vii) education and utilization information to Participating Pharmacies and where appropriate to Enrollees on behalf of, but only after obtaining the approval of BCBST.

                 (viii) RxCare will provide for a Medical Necessity/Prior Approvals Process.

     4.   RxCare Warranties and Representations.  RxCare warrants and represents
          -------------------------------------
the following:

          a. Each Participating Pharmacy has executed the Participating Provider Agreement, a copy of which is attached hereto as Exhibit C (the "Participating Provider Agreement").

          b. An accurate and complete list of Participating Pharmacies as of the date of this Agreement is attached hereto as Exhibit D. RxCare shall notify BCBST in writing within a reasonable period of time (not longer than 10 days) of any additions or deletions from the Participating Pharmacies.

          c. RxCare shall cause each of the Participating Pharmacies to comply with the terms of this Agreement, including, but not limited to, the provision of Covered Services to Enrollees in accordance with the terms of this Agreement. BCBST shall be deemed a "Payor" under the terms of the Participating Provider Agreement.

          d. RxCare is a corporation duly and validly organized, existing and in good standing under the laws of the State of Tennessee. RxCare has all requisite corporate power to enter into this Agreement and has, by all necessary corporate action, duly authorized the execution, delivery, and performance of this Agreement, and when duly executed and delivered by RxCare and by BCBST, this Agreement will constitute a legal, valid and binding agreement of RxCare.

          e. The Participating Pharmacies shall include only those pharmacies which have properly contracted with RxCare and met and continue to meet each of the requirements in the Participating Provider Agreement. Any Participating Pharmacy who contracts with RxCare subsequent to the date of this Agreement shall be included within the Participating Pharmacies.

          f. Without limiting the foregoing, each Participating Pharmacy is and at all times during the term of this Agreement will be properly and validly licensed to operate as a pharmacy.

          g. RxCare shall indemnify and hold BCBST harmless from and against all claims, demands, costs, expenses, liabilities and losses (including reasonable attorney's fees) which may result against BCBST as a consequence of its recommendation and implementation of the list of drugs and supplies to be included from time to time in the Drug Formulary or other list of Covered Services or any acceptance or rejection by RxCare of a transaction covered by this Agreement, to the extent that the recommendation or implementation, acceptance or rejection is not rejected by BCBST.

          h. RxCare shall provide a sufficient number of Participating Pharmacies to adequately service the Enrollees in an orderly and efficient manner.

     5.   Payment for Services.  RxCare and each Participating Pharmacy shall be
          --------------------
paid for services rendered pursuant to this Agreement as follows:

          a. BCBST shall pay to RxCare an Enrollee Payment in accordance with the compensation schedule set forth on Exhibit A attached hereto and made a part hereof. An estimated amount will be paid as set forth in Paragraph 7.b. Thereafter, the remaining compensation shall be paid to RxCare at its current address the following month and shall be made based on the total TennCare enrollment of BCBST as of the latest supplied to BCBST by the State of Tennessee. Upon request, BCBST shall provide RxCare with documented verification of enrollment.

          b. RxCare or the Participating Pharmacy shall also be authorized to collect from each Enrollee any Copayment required to be paid by Enrollee. The amount of Copayment required to be paid by each Enrollee shall be designated on the enrollment card provided to each Enrollee by BCBST and/or as communicated to the Participating Pharmacy via the Point of Sale system and if different in which case the Point of Sale information will be considered the more accurate.

          c. Except for Copayments (which shall be collected from Enrollee and not BCBST), each Participating Pharmacy shall look solely to RxCare for payment for Covered Services furnished pursuant to this Agreement to Enrollees. In no event, including, but not limited to nonpayment, BCBST insolvency, or breach of this Agreement by either party thereto, shall RxCare or a Participating Pharmacy solicit or accept any surety or guarantee of payment, bill, charge, collect a deposit from, seek compensation from, seek remuneration or reimbursement from, or seek any other recourse against Enrollees or persons or entities other than RxCare in excess of the Copayments. This provision shall not prohibit a Participating Pharmacy from collecting supplemental charges from Enrollees for services that are Non-Covered Services, subject to the terms of this Agreement. Each Participating Pharmacy shall look solely to Enrollees and/or appropriate third party payors for payment for services rendered by Participating Pharmacy
which are Non-Covered Services.    Further, each Participating Pharmacy shall
look solely to Enrollees and/or third party payors. (other than BCBST) for payment of any and all Copayments. The hold harmless provision and warranty contained in this Subsection 5.c shall survive the termination of this Agreement, regardless of the cause giving rise to the termination and this hold harmless provision and warranty supersedes any oral or written contrary agreement previously entered into between RxCare or Participating Pharmacy and Enrollees or persons acting on their behalf.

     6.   Conflict of Interest.  RxCare and each Participating Pharmacy hereby
          --------------------
warrants that no part of the total amount paid to each Participating Pharmacy pursuant to this Agreement shall be paid directly or indirectly to any officer or employee of the State of Tennessee as wages, compensation, or gifts in exchange for acting as officer, agent, employee subcontractor, or consultant to a Participating Pharmacy in connection with any work contemplated or performed pursuant to this Agreement. This Agreement may be terminated by BCBST or the State of Tennessee if it is determined that RxCare or a Participating Pharmacy, its agents or employees, offered or gave gratuities of any to any officials or employees of the State of Tennessee. RxCare certifies on behalf of itself and each Participating Pharmacy, that no member of or delegate of Congress, the General Accounting Office, the United States Department of Health and Human Services, the Health Care Financing Administration, or any other federal agency has or will benefit financially or materially from this Agreement.

     7.   Obligations of BCBST.
          --------------------

          a. BCBST will provide to RxCare the 1994 TennCare claims data used to calculate the final per member per month rate to be used for the term of this Agreement.

          b. BCBST will pay monthly to RxCare a good faith estimate of the amount to be paid under Paragraph 5.a. of this Agreement within forty-eight (48) hours of receipt of the State's capitation payment to BCBST. Prior to making such payment, BCBST shall reduce the capitation amount by any and all payments made to the Tennessee Health Department clinic facility for drugs.

          c. BCBST will provide and pay for ambulatory claims processing services, through PCS Health Systems, Inc., or another qualified processor mutually agreed to by RxCare. As a part of said services, management and utilization reports will be provided to BCBST and RxCare.

          d. BCBST will provide RxCare with appropriate BCBST TennCare eligibility data and pharmacy claims data.

          e. BCBST will provide for an appeals process for Medical Necessity/Prior Approval denials coordinated by the BCBST Medical Director.

          f. BCBST will assist and work with RxCare in the identification and management of prescribers with prescription utilization patterns outside acceptable ranges, and enforcing any sanctions that are reached in mutual agreement between BCBST and RxCare.

          g.   Right to Audit.  At any time and from time to time, BCBST shall
               --------------
have the right to review and/or audit any and all records relevant to this Agreement.

     8.   BCBST and RxCare are Independent Legal Entities.  Nothing in this
          -----------------------------------------------
Agreement shall be construed to create the relationship of employer and employee, or principal and agent, or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the terms of this Agreement. Neither BCBST nor RxCare nor any of their respective agents or employees shall control or have any right to control the activities of the other party in carrying out the terms of this Agreement, nor shall either party, its respective agents or employees, be liable to third parties for any act or omission of the other party.

     9.   References to Participating Pharmacy and BCBST.  RxCare hereby
          ----------------------------------------------
consents on its behalf and on behalf of each Participating Pharmacy to reference to RxCare and each Participating Pharmacy in any marketing or solicitation campaigns initiated by BCBST, and to references to each Participating Pharmacy by BCBST in informing other Providers. BCBST agrees to identify each Participating Pharmacy as a Provider in informational material provided to Enrollees and in other appropriate marketing and promotional materials generated by BCBST. References to BCBST in any marketing or solicitation campaigns initiated by RxCare, shall be subject to written approval of BCBST. Subject to such approval, RxCare agrees to identify BCBST as a TennCare Provider with whom any Participating Pharmacy is associated in informational material provided to each Participating Pharmacy's patients and in other appropriate marketing and promotional materials generated by RxCare, upon reasonable request of BCBST.

     10.  Indemnification by RxCare.  RxCare shall indemnify, defend and hold
          -------------------------
BCBST free and harmless from and against any and all claims, demands, liabilities, losses, damages, costs, and expenses including reasonable attorneys' fees, based upon or arising out of any breach or violation by RxCare of any representations or warranties set forth in Section 4 hereof or based upon any negligent or wilful act by RxCare or a Participating Pharmacy.

     11.  BCBST's Right to Make Enrollee Payments Directly to PCS.  In the event
          -------------------------------------------------------
PCS notifies BCBST and RxCare that it is exercising its rights pursuant to the PCS agreement with BCBST which is approved and agreed to by RxCare, dated ______________, BCBST shall have the right to make any payments due pursuant to
Section 5 hereof directly to PCS.

     12.  Dispute Resolution.  Except as otherwise provided in this Agreement,
          ------------------
in the event that a dispute arises between the parties involving a contention by one party that the other party had failed to perform its obligations and responsibilities under this Agreement or the TennCare Plan of BCBST, the complaining party shall promptly give written notice to the other party. Such notice shall set forth in detail, the basis for the complaining party's contention. The responding party shall have thirty (30) days within which to satisfy the complaining party regarding the matter as to which notice was given. Following such thirty (30) day period, if the complaining party remains dissatisfied, it shall so notify the responding party and matter shall be promptly submitted to arbitration. In the event of such arbitration, three arbitrators shall be selected, with one arbitrator to be selected by each of the parties and one arbitrator to be selected by agreement of the two arbitrators chosen by the parties. The arbitrators so selected shall act by majority vote. Each party shall be responsible for any and all legal fees incurred by such party in connection with any dispute arising under this Agreement. Notwithstanding the foregoing, the appeals process established by BCBST shall be the sole remedy with respect to any problems or disputes involving denial of appointment or reappointment as a Provider and any such problems or disputes shall not be subject to this Section. Further, the appeals process established under the Utilization Management Policy or Quality Monitoring Program shall be the sole remedy with respect to any problems or disputes involving determinations made pursuant to the Utilization Management Policy or Quality Monitoring Program and any such problems or disputes shall not be subject to this Section 12.

     13.  Annual Reappointment.  RxCare agrees to be subject to the annual
          --------------------
reappointment policy of BCBST and to provide any information reasonably requested by BCBST in connections with such reappointment. Under the terms of such reappointment policy, BCBST may notify RxCare in writing sixty (60) days prior to the expiration of each one year term of this Agreement of RxCare's option to apply for reappointment for an additional one year term. If BCBST does not notify RxCare of such option at least sixty (60) days prior to the expiration of the term of this Agreement, the Agreement shall be automatically renewed for an additional one (1) year term, unless otherwise terminated in accordance with the terms of this Agreement.

     14.  Termination of Agreement.  This Agreement may be terminated as
          ------------------------
follows:

          a. This Agreement may be terminated upon thirty (30) days prior written notice by either party upon failure of the other party to keep, observe, or perform any covenant, agreement, term, or provision of this Agreement or the Plan Description; provided, however, that the non-defaulting party shall have first complied with the provision of Section 12 above.

          b. This Agreement may be terminated by either party, with or without cause, upon ninety (90) days prior written notice; provided, however, BCBST will not terminate this Agreement solely because RxCare has met BCBST's price per member per month set forth in Exhibit A, Subsection (1).

          c. In the event of nonpayment by either party of any amounts due under this Agreement, the other party may terminate this Agreement upon thirty
(30) days notice provided the party receiving notice does not cure said problem within the next thirty-day period.

          d. This Agreement may be terminated without notice at any time by either party upon the bankruptcy or insolvency of the other party as adjudicated by any court of competent jurisdiction.

          e. This Agreement may be terminated by the non-defaulting party in the event the other party fails to comply with any federal, state or local law. This shall include any violation of the Medicare/Medicaid laws, rules, regulations, Policies, procedures or guidelines and any violations of the federal or state anti-trust laws, where the non-compliant party fails to regain compliance within sixty (60) days from receipt of notice of the non-compliant party of its intention to terminate this Agreement.

          f. This Agreement may be terminated immediately by the other party if a non-terminating party is convicted of a felony arising out of the operation or management of the services rendered under this Agreement.

          g. This Agreement may be terminated in the event the TennCare Contract between BCBST and the State of Tennessee is terminated.

          h. This Agreement may be terminated or transferred to PCS at the sole election of BCBST if PCS exercises its right to require BCBST to pay PCS the obligations due RxCare under this Agreement, pursuant to the Three-Party Agreement between PCS, RxCare and BCBST dated _________________.

          i. BCBST may, at BCBST's sole election, terminate this Agreement at any time with or without cause if any action of RxCare taken under this Agreement materially affects the tax exempt status of BCBST.

          j. The termination or expiration of this Agreement shall not affect, in any manner, the rights and obligations of the parties arising out of transactions occurring prior to such expiration or termination.

          k. If BCBST decides to enter into an agreement with anyone for a global capitation arrangement for any Community Service Area or any geographic area, then BCBST may at BCBST's sole election, upon thirty (30) days prior written notice to RxCare, terminate this Agreement, with regard to any one or more geographical regions or any one or more Community Service Areas or parts thereof.

     15.  Amendment.  No amendment to this Agreement shall he valid unless it is
          ---------
in writing, signed by each of the parties, and attached to the original of this Agreement. BCBST is authorized to amend any BCBST policies, procedures, rules and regulations without the consent of RxCare; provided, however, that any such amendments must be reasonable and necessary to facilitate the arrangement by BCBST for the provisions of health care services in accordance with the TennCare Program or TennCare Agreement. RxCare shall be notified in writing of any such amendment which is applicable to RxCare or any Participating Pharmacy within a reasonable period of time following its adoption by BCBST. In the event that RxCare does not desire to be bound by any such amendment, RxCare may notify BCBST of its objection to such amendment. In the event the amendment is not withdrawn or revised by BCBST within ninety (90) days following written notice by RxCare of its objection to such amendment, RxCare may terminate this Agreement.

     16.  Legal Defense and Hold Harmless.  The defense of any legal action
          -------------------------------
instituted on a claim of malpractice against RxCare or a Participating Pharmacy relating to services provided pursuant to this Agreement shall not be an obligation of BCBST. BCBST shall not be responsible for any expenses including, without limitation, attorney's fees, cost and necessary disbursements, in connection with any such legal action against RxCare or a Participating Pharmacy. BCBST shall, however, fully cooperate with RxCare or the Participating Pharmacy by furnishing such material or information as it has available in connection with the defense of any such action. RxCare shall give prompt written notice to BCBST whenever RxCare becomes aware that an Enrollee or other person has filed a claim or given written notice of intent to commence any suit or other action against a Participating Pharmacy, RxCare, or BCBST in connection with this Agreement.

     17.  General Provisions.
          ------------------

          a. All notices by either party to the other shall he made by depositing such notice in the mail of the United States of America, certified mail, return receipt requested, and such notice shall be deemed to have been served on the date of receipt by the addressee unless otherwise provided. All notices shall be addressed as follows:

     TO BCBST:

     Blue Cross and Blue Shield of Tennessee
     801 Pine Street
     Chattanooga, TN  37402
     Attn:  Barry K. Martins
            Senior Vice President

     TO RxCARE:

     RxCare of Tennessee, Inc.
     1226 17th Avenue, South
     Nashville, TN  37212
     Attn:  Michael R. Ryan, Ph.D.
            President

or at such other address as the parties may from time to time designate in the manner provided in this Paragraph 17 (a).
                        ----------------

          b. If any term, covenant, or condition of this Agreement or the application thereof to any person or event shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to persons or events other than those to which it is held invalid or unenforceable shall not be affected and each term, covenant, and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          c. This Agreement shall be governed by, and constructed in accordance with, the laws of the State of Tennessee.

          d. The parties hereto agree that neither party shall be precluded from entering into similar agreements to provide the types of services set forth herein to other entities, persons, or organizations.

          e. The waiver of either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

          f. Neither party may assign or subcontract any part or all of this Agreement or any part thereof to a third party without the prior written consent of the other party. Any such assignment or subcontracting in violation of this provision shall be null and void. Notwithstanding the foregoing, BCBST may assign its rights, obligations, and liabilities under this Agreement to a subsidiary or affiliated entity of BCBST or to the State of Tennessee to the extent such assignment is required under the TennCare Agreement.

          g. RxCare expressly acknowledges its understanding that this Agreement constitutes a legally binding agreement between RxCare and BCBST. BCBST is an independent not for-profit corporation operating under a license with the Blue Cross and Blue Shield Association, an Association of independent Blue Cross and Blue Shield Plans, (the "ASSOCIATION") permitting BCBST to use the Blue Cross and Blue Shield Service Marks in the state of Tennessee, and that BCBST is not contracting as the agent of the Association. RxCare further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than BCBST and that no person, entity, or organization other than BCBST shall be held accountable or liable to Association for any of BCBST's obligations to RxCare created under this Agreement. This Paragraph shall not create any additional obligations whatsoever on the part of BCBST other than those obligations created under other provisions of this Agreement.

          h. RxCare agrees that BCBST shall have the right to audit any information it deems appropriate to evaluate the program from time to time. RxCare shall make the information available for such auditing purposes at its offices during normal hours of operation.

     18.  Entire Agreement.  This Agreement, together with the documents
          ----------------
incorporated herein by reference, supersedes all previous contracts and constitutes the entire agreement between or among the parties with respect to the TennCare Program. No party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect; the parties rely solely upon the representations and agreements contained in this Agreement and no others.

     19.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of either party, their successors and assigns.

     IN WITNESS WHEREOF, the parties have executed the Agreement the day and year first above written.

     RxCARE OF TENNESSEE, INC.


     By: /s/ Gary W. Cripps
        -------------------------------

     Title: President, Chairman and CEO
           ----------------------------

     Date: 8/14/95
          -----------------------------

     BLUE CROSS AND BLUE SHIELD OF TENNESSEE


     By: /s/ Thomas Kinser
        -------------------------------

     Title: Chief Executive Officer
           ------------------------

     Date: 8/2/95
          -------------------------

                                   EXHIBIT A

                             Compensation Schedule


1. BCBST agrees to pay RxCare a capitation fee of [*] ("Agreed to Price") per member per month for 1995, for all Covered Services furnished hereunder, including, without limitation:

     a.   All Covered Services furnished to Enrollees by Participating
Pharmacies.

     b. All Covered Services furnished to Enrollees by participating Health Departments.

     c. All administrative services furnished by RxCare related to, without limitation, network management and support, and conduct of utilization review, quality assurance and member grievance programs.

2.   Clarification of Calculation of Fee:  The following are items discussed and
     ------------------------------------
agreed to between the parties have been agreed to clarify certain issues regarding the fees being charged and the calculations being made under this
Agreement:

     a.   April - May 1995

     For this interim period, BCBST will pay RxCare capitation for the Long Term Care ("LTC") claims. Since BCBST will still be processing ambulatory claims, BCBST will not actually pay the capitation to RxCare. However, the capitation arrangement is still effective for both LTC and ambulatory claims as of 4/1/95. A settlement will be performed. Dates for interim and final settlements for claims incurred before 6/1/95 will be made on or before 9/30/95, for interim settlement and 11/30/95 for final settlement.

     After 6/1/95, the capitation rate will be a blended rate of $[*] PMPM less than the 1994 paid amount (incurred in 1994, paid through 6/30/95 less carve outs with an IBNR adjustment) for both LTC and ambulatory claims. However, since the LTC claims expenses are higher, RxCare requests that BCBST pay a higher rate for these enrollees for these two months so that they can cover the cost of claims (about $[*] PMPM). Then, BCBST will settle this pro rata when BCBST pays the capitation amount in July, August and September of 1995.

     b.   June 1995 forward

     An interim rate will be calculated using paid data for 1994. This rate will be adjusted after 6/30/95 when BCBST has six months run out for 1994 claims. After 6/30/95 the parties agree to use actual paid for 1994 less carve outs and adjust for an IBNR factor. (Again, RxCare agreed to use the BCBST IBNR calculation if BCBST provides support for the calculation).
     With this June payment, BCBST will adjust the total capitation amount to account for the excess capitation paid in April and May for the LTC enrollees.

     c.   Enrollee Counts
          ---------------

     BCBST's Information Systems Department will get a LTC enrollment count for January - March 1995. This count will be used for the period of April and May when BCBST will pay RxCare a capitation for the LTC claims.

     d. Starting with the first full capitation payment in June 1995, RxCare requests they be paid based on cumulative member months. The following matrix illustrates this methodology for both LTC and Ambulatory Care:

                     Month 1       Month 2           Total
                     -------       -------           -----
     Month 1         500,000                         500,000 x $10   =  $ 5,000,000

     Month 2         1,000         502,000           1,003,000 x $10 =  $10,030,000
     Less amount paid in Month 1                                          5,000,000
                                                                        -----------
     Amount Owed for month 2                                            $ 5,030,000

     Note: For the month of June we will subtract the payments made for April and May for the LTC capitation when calculating the amount owed for June.

     The above methodology will be based on a 12 month rolling average (for example, each month we will update changes in enrollment for the previous 12 month period). These enrollment counts will need to be "snapshot" enrollments for each month since BCBST does not currently have the capability to calculate daily enrollment. If in the future BCBST is able to calculate daily enrollment changes, this procedure may be examined again.

3. BCBST agrees RxCare will be entitled to retain [*] percent ([*] %) of any rebate dollars collected under any manufacturer's volume discount programs.

4. If during the term of this Agreement, the actual costs of Covered Services per member per month are less than the Agreed to Price per member per month, RxCare will retain all savings that are between the Agreed to Price per member per month and [*]

($[*]) Dollars per member per month. All savings resulting from the costs of Covered Services being less than [*] Dollars ($[*]) per member per month will be distributed: [*] percent ([*]%) to RxCare, [*] percent ([*]%) to BCBST.

5.   Annual Settlement.  If necessary an annual settlement will be paid in cash
     -----------------
or check and will be made within one hundred-eighty (180) days following March 11, 1996, and each March 31st thereafter.

6.   Final Settlement.  A final settlement will be paid in cash or check and
     ----------------
will be made within one hundred eighty (180) days following the termination of this Agreement.

7. The cost of products identified below are specifically excluded from Covered Services, and will be reimbursed by BCBST, if appropriate, under other programs and/or other means:

     -    diabetic supplies

     -    durable medical equipment

     - psychotropic drugs (Clozaril, Risperdal, and others that may be added with mutual agreement which will be a financial obligation of the Nervous and Mental care payor.)

     - drugs authorized for payment by BCBST's Medical staff and for which RxCare's staff does not agree, which may include:

          . [*] percent ([*]%) of the dollar amount of prior authorization and medical necessity reversals

          .    prescribing physician sanctions that are rejected

                                   EXHIBIT B

                           Quality of Care Monitors

1.   Quality of Care will be monitored in an on-going manner by TennCare staff.

2. Managed Care organizations will be required to establish a Quality Improvement Unit to review inpatient and outpatient care provided by the organization.

3. Managed Care organizations will be required to establish a PEER Review Committee to monitor Quality of Care issues. This Committee will have a clear and concise chain of command.

4. The PEER Review Committee will be responsible for directly addressing issues of concern by letter and face-to-face with the responsible provider.

5. The Managed Care organization shall immediately report to TennCare all cases of suspected provider or recipient fraud or abuse.

6. TennCare and/or its agent shall be provided immediate access to medical and other patient related records by the Managed Care organization of its employees providers of service, or its contract providers of service.

7. TennCare and/or its agent shall make unannounced visits either on a random basis or for a specific reason, to review medical and other patient related records.

8. The Managed Care organization shall immediately notify Medicaid of any malpractice actions brought against any of its providers.

9. For the purpose of monitoring Quality of Care, Access to Care and Availability of Care, the Managed Care organization shall provide the following information for its TennCare patients and for any other patients it cares for, regardless of the method of payment. These reports will be furnished separately in a manner prescribed by TennCare. The following pharmacy items are requested by the State:

     a.   Number of schedule #2 drugs per recipients per month.

     b.   Number of schedule #3 drugs per recipients per month.

     c.   Number of schedule #4 drugs per recipients per month.

     d.   Number of schedule #5 drugs per recipients per month.